Two Bethesda Metro Center	Phone 301.986.0701
Suite 1200	Fax 301.986.0702
Bethesda, MD 20814

Contacts:	Ivan R. Sabel	(301) 986-0701
	George E. McHenry	(301) 986-0701
	Jason P. Owen	(301) 986-0701

News Release

HANGER ORTHOPEDIC GROUP, INC.
ANNOUNCES THE REPURCHASE OF $30.0 MILLION IN PREFERRED STOCK

        BETHESDA, MARYLAND, November 21, 2003 – Hanger Orthopedic Group, Inc. (NYSE:HGR) announced today it will repurchase $30.0 million book value of the 7% Redeemable Convertible Preferred Stock for a total purchase price of $31.7 million.

        The company will repurchase and retire $30.0 million of the 7% Redeemable Convertible Preferred Stock from J.P. Morgan Partners. The purchase price of $31.7 million will include a $1.7 million premium for the value of the underlying 1.8 million warrants which would be required to be issued if Hanger were to call the shares of Preferred Stock before July 1, 2004. The purchase price will be funded with cash on hand and proceeds from our revolving credit facility. The premium will be expensed in the 4th quarter.

        Chairman and CEO Ivan R. Sabel stated, “This transaction will allow the company to retire approximately 35% of the Preferred Stock Outstanding for a modest premium while adding an estimated $0.08 per share to our 2004 earnings per share estimates based on current interest rates. The completion of the Preferred Stock repurchase along with the subordinated bond refinancing completed earlier this quarter, continues to demonstrate our commitment to restructuring our balance sheet while increasing earnings per share and shareholder value.”

        Hanger Orthopedic Group, Inc., headquartered in Bethesda, Maryland, is the world’s premier provider of orthotic and prosthetic patient care services. Hanger is the market leader in the United States, owning and operating nearly 600 patient care centers in 44 states and the District of Columbia, with over 3,000 employees. Hanger is organized into two business segments: Patient Care which consists of nationwide orthotic and prosthetic practice centers and Southern Prosthetic Supply (SPS) which consists of distribution centers managing the supply chain of orthotic and prosthetic componentry to hanger and third party patient care centers. In addition, Hanger operates the only orthotic and prosthetic managed care network in the country.

_________________

Certain statements included in this press release are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Please refer to the Company’s SEC filings for factors that could cause actual results to differ materially from the Company’s expectations.